Exhibit 5.2

EDWARDS ANGELL PALMER & DODGE LLP

May 10, 2006

Tampa Electric Company

702 North Franklin Street

Tampa, Florida 33602

Ladies and Gentlemen:

Reference is made to our opinion dated March 7, 2006 and included as Exhibit 5.1 to the Registration Statement on Form S-3 (Registration No. 333-132243-01) (the “Registration Statement”) filed on March 7, 2006 by TECO Energy, Inc. (“TECO Energy”), a Florida corporation and Tampa Electric Company (the “Company”), a Florida corporation and a wholly owned subsidiary of TECO Energy, with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). We are rendering this supplemental opinion in connection with the prospectus supplement (the “Prospectus Supplement”) filed on or about May 10, 2006 by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company of $250,000,000 aggregate principal amount of 6.55% Notes due 2036 (the “Notes”), which Notes are covered by the Registration Statement. The Notes will be issuable under an indenture dated as of July 1, 1998 (the “Base Indenture”) between the Company and The Bank of New York, as trustee (the “Trustee”), as heretofore amended and as supplemented by a fifth supplemental indenture between the Company and the Trustee (together with the Base Indenture, the “Indenture”). We understand that the Notes are to be offered and sold in the manner described in the Prospectus Supplement.

We have acted as your counsel in connection with the preparation of the Registration Statement and the Prospectus Supplement. We are familiar with the proceedings of the Board of Directors of the Company in connection with the authorization, issuance and sale of the Notes. We have examined such other documents as we consider necessary to render this opinion. We advise you that, in our opinion, the Notes have been duly authorized by all necessary corporate action of the Company, and when the Notes have been duly executed, authenticated and delivered in accordance with the Indenture relating to the Notes against payment of the agreed consideration therefor and issued and sold as contemplated in the Prospectus Supplement, the Notes will constitute valid and binding obligations of the Company, subject to (i) bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors, and (ii) general principles of equity, regardless of whether applied in proceedings in equity or at law. We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

Tampa Electric Company

May 10, 2006

The opinion rendered herein is limited to New York law, the Florida Business Corporation Act (including the reported judicial decisions interpreting that Act and applicable provisions, if any, of the Florida Constitution) and the federal laws of the United States.

We hereby consent to the filing of this opinion as part of the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement.

Very truly yours,

EDWARDS ANGELL PALMER & DODGE LLP